EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-95548 of GrafTech International Ltd. (formerly UCAR International Inc.) on Form S-8 of our report dated June 25, 2004, related to the statement of assets available for benefits of UCAR Carbon Savings Plan as of December 31, 2003 and the related statement of changes in assets available for benefits for the year then ended, appearing in this annual report on Form 11-K of UCAR Carbon Savings Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 24, 2005